EX-16.14.a

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Nationwide Variable Insurance Trust of our report dated February 19, 2024, relating to the financial statements and financial highlights, which appear in NVIT BNY Mellon Core Plus Bond Fund and NVIT Core Bond Fund’s Annual Report on Form N-CSR for the year ended December 31, 2023. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm”, “Form of Plan of Reorganization”, “Financial Highlights” and “Incorporation of Documents by Reference into the SAI” in such Registration Statement, and to the references to us under the headings “Independent Registered Public Accounting Firm” in the Statement of Additional Information dated April 29, 2024, which is also incorporated by reference in such Registration Statement.

/s/PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
October 31, 2024